                                 ANVIL HOLDINGS, INC.

                                    March 13, 1997

                CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER
                      SPECIAL RIGHTS OF 13% SENIOR EXCHANGEABLE
                         PREFERRED STOCK AND QUALIFICATIONS,
                         LIMITATIONS AND RESTRICTIONS THEREOF


                            Pursuant to Section 151 of the
                   General Corporation Law of the State of Delaware


         Anvil Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Restated Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated March 11, 1997, duly approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of 13% Series A Senior Exchangeable Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share, consisting of up to 2,300,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         (a) Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "13% Series A Senior Exchangeable Preferred Stock" (the "Senior Preferred Stock"). The number of shares constituting such series shall be 2,300,000 shares of Senior Preferred Stock, consisting of an initial issuance of 1,200,000 shares of Senior Preferred Stock plus up to 1,100,000 additional shares of Senior Preferred Stock which may be issued to pay dividends on the Senior Preferred Stock if the Company elects to pay dividends in additional shares of Senior Preferred Stock. The liquidation preference of the Senior Preferred Stock shall be $25.00 per share.

         (b) Rank. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to all classes of common stock of the Company and each other class of capital stock or series of Preferred Stock of the Company hereafter created by the Board of Directors the

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                                                                             2

terms of which do not expressly provide that it ranks on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities").
The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank on a parity with each series of Preferred Stock existing on the date hereof the terms of which do not expressly provide that it ranks junior to any Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company and any class of capital stock or series of Preferred Stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities.

         (c)  Dividends.

           (i) Beginning on the Senior Preferred Stock Issue Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Senior Preferred Stock, at a rate per annum equal to 13% of the liquidation preference per share of the Senior Preferred Stock. Notwithstanding the foregoing, during the pendency of a Registration Default, then as liquidated damages, the dividend rate borne by the Senior Preferred Stock, with respect to the first 90-day period immediately following the occurrence of such Registration Default will increase by an amount equal to $.05 per week per $1,000 liquidation preference of Senior Preferred Stock held by such Holder and the dividend rate borne by the Senior Preferred Stock will increase by an additional $.05 per week per $1,000 liquidation preference of Senior Preferred Stock with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum increase in the dividend rate of $.30 per week per $1,000 liquidation preference of Senior Preferred Stock and following the cure of all Registration Defaults, the accrual of dividends at the increased rates specified by this sentence will cease. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Senior Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Senior Preferred Stock Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before March 15, 2002 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash (including partial payments in cash) on such Dividend Payment Date shall be paid by the Company in additional fully paid and non-assessable shares (including fractional shares, if applicable) of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends (rounded to the nearest whole cent). After March 15, 2002, dividends shall be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date after March 15, 2002 is not declared or paid in full in cash on such Dividend Payment Date, the amount of such dividend that is payable and that is not paid

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                                                                           3

     in cash on such date shall increase at the rate of 13% per annum, compounded quarterly, from such Dividend Payment Date until declared and paid in full. Each distribution in the form of a dividend (whether in cash or in additional shares of Senior Preferred Stock) shall be payable to Holders of record as they appear on the stock register of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Senior Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures (as defined in paragraph (g)(i)(A) hereof) in respect of the Senior Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date filed for redemption.

          (ii) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

         (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Senior Preferred Stock at any time.

          (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

           (v) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Senior Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred Stock and such Parity Securities bear to each other.

          (vi) (A) Holders of shares of the Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

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                                                                            4

              (B) So long as any shares of Senior Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than dividends on Junior Securities paid in additional shares of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith have been paid in full on the Senior Preferred Stock.

              (C) So long as any shares of Senior Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights calls or options unless the dividends determined in accordance herewith on the Senior Preferred Stock have been paid in full.

         (vii) Dividends payable on shares of the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

         (d)  Liquidation Preference.

           (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $25.00 per share of Senior Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock of the Company. Except as provided in the preceding sentence, Holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation preference payable to the Holders of outstanding shares of the Senior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

          (ii) After payment of the full amount of the liquidation preferences and all accumulated and unpaid dividends to which they are entitled, the holders of shares of the Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

         (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding-up of the business of the Company).

         (e)  Redemption.

           (i) Optional Redemption. (A) The Company may (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time on or after March 15, 2002, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Senior Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning on March 15 of each of the calendar years indicated below:

    YEAR                                    PERCENTAGE
    ----                                    ----------

    2002. . . . . . . . . . . . . . . . .   106.500%
    2003. . . . . . . . . . . . . . . . .   104.333%
    2004. . . . . . . . . . . . . . . . .   102.167%
    2005 and thereafter . . . . . . . . .   100.000%

    provided that no optional redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made (1) unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in paragraph (e)(iii)(A) hereof) are declared

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                                                                           6

    and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Senior Preferred Stock or (2) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when the Company is making or purchasing shares of Senior Preferred Stock under an Offer (as defined in paragraph (h)(ii) hereof) in accordance with the provisions of paragraph
    (h) hereof.

         (B) In addition, at any time, the Company any redeem, in the manner provided in paragraph (e)(iii) hereof, shares of the Senior Preferred Stock, in whole or in part, at the option of the Company, at a redemption price equal to 113% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Contingent Redemption Price"), with the proceeds of a Public Equity Offering, provided that such redemption occurs within 60 days after consummation of such Public Equity Offering; and provided, further, that no optional redemption pursuant to this paragraph (e)(i)(B) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Senior Preferred Stock.

         (C) In the event of a redemption of only a portion of the then outstanding shares of the Senior Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of the Senior Preferred Stock or by lot, as may be determined by the Company in its sole discretion, except that the Company may redeem such shares held by any Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

          (ii) Mandatory Redemption. On March 15, 2009, the Company shall redeem (subject to the legal availability of funds therefor) from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Senior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Redemption Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

         (iii) Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as the same appears on the stock register of the

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                                                                            7

    Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

    (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

    (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be;

    (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

    (4) the number of shares of Senior Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

    (5)  the date fixed for redemption;

    (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

    (7) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be.

         (B) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (C) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other

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                                                                             8
    than the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

         (f)  Voting Rights.

           (i) The Holders of shares of the Senior Preferred Stock, except as otherwise required under the laws of the State of Delaware or as set forth in paragraphs (ii) and (iii) below and in paragraph (m) hereof, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of at least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of the Senior Preferred Stock, the Company may authorize or issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Senior Preferred Stock then outstanding, provided that (1) in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Senior Preferred Stock then outstanding, the aggregate liquidation preference of such Parity Securities shall not exceed the aggregate liquidation preference of, premium and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the Senior Preferred Stock so exchanged, redeemed or repurchased and (2) such Parity Securities shall not be mandatorily redeemable prior to March 15, 2009.

              (B) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not amend this Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock or to authorize the issuance of any additional shares of Senior Preferred Stock without the affirmative vote or consent of Holders of a least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

              (C) Prior to the exchange of Senior Preferred Stock for Exchange Debentures, the Company shall not amend or modify the indenture for the Exchange Debentures in the form as executed on the Senior Preferred Stock Issue Date (the "Exchange Debenture Indenture") (except as expressly provided therein) without the affirmative vote or consent of Holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

              (D) Except as set forth in paragraphs (f)(ii)(A) above, (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, (2)


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                                                                             9

    the decrease in the amount of authorized capital stock of any class, including any preferred stock, or (3) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of Holders of Senior Preferred Stock and shall not, unless not complying with paragraph (f)(ii)(A), be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock.

         (iii) (A) If (1) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after March 15, 2002, are not paid in cash) for four consecutive quarterly periods (a "Dividend Default"); (2) the Company fails to discharge any redemption obligation of the Senior Preferred Stock when required (a "Redemption Default"), whether or not the Company is permitted to do so by the terms of any indenture, the credit agreement or any other obligations of the Company; (3) the Company fails to make an offer to purchase all outstanding shares of Senior Preferred Stock following a Change of Control if such offer to purchase is required to be made pursuant to paragraph (h) hereof or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to such Change of Control offer (a "Change of Control Default"), whether or not the Company is permitted to do so by the terms of any indenture, the credit agreement or any other obligation of the Company; (4) the Company breaches or violates one of the provisions set forth in paragraph (m) hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default"); or (5) a default occurs on the obligations to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate, an outstanding principal amount of $25,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then, in any such case, the number of directors constituting the Board of Directors shall be adjusted as set forth in the Certificate of Incorporation to permit the Holders of the majority of the then outstanding Senior Preferred Stock, voting separately as one class, to elect two directors. Subject to Section (f)(iii)(B) below, Holders of a majority of the issued and outstanding shares of the Senior Preferred Stock, voting separately as one class, shall have the exclusive right to elect two directors at a meeting therefor called upon occurrence of such Dividend Default, Redemption Default, Change of Control Default, Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Senior Preferred Stock expire (other than as described in (f)(iii)(B) below). Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event."

              (B) The right of the Holders of Senior Preferred Stock voting separately as one class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Senior Preferred Stock are paid in full (and, in the case of Dividends payable after March 15,

    2002, are paid in cash); and (2) in the event such right arises due to a Redemption Default, a Change of Control Default, a Restriction Default or a Payment Default, the Company remedies any such failure, breach or default, at which time the term of any directors elected pursuant to paragraph (f)(iii)(A) shall terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Senior Preferred Stock pursuant to this paragraph (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Senior Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 10% of the shares of Senior Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Senior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Senior Preferred Stock may designate in writing one of their numbers to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this paragraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Senior Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Senior Preferred Stock for purposes of calling a meeting pursuant to the provisions of this paragraph (f)(iii)(B).

              (C) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Senior Preferred Stock shall be required to constitute a quorum of such Senior Preferred Stock.

              (D) Any vacancy occurring in the office of a director elected by the Holders of shares of the Senior Preferred Stock may be filled by the remaining director elected by the Holders of shares of the Senior Preferred Stock unless and until such vacancy shall be filled by the Holders of shares of the Senior Preferred Stock.

         (iv) In any case in which the Holders of shares of the Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to the laws of the State of Delaware, each Holder of shares of the Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held.

         (g)  Exchange.

          (i) Requirements. (A) The Company may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into the Company's 13% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") on any Dividend Payment Date, provided that on the date of such exchange: (1) there shall be no contractual impediments to such exchange; (2) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions) of the Delaware General Corporation Law); (3) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to such exchange and shall continue to be in effect on the date of such exchange or (b)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof shall not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (ii) such exemption is relied upon by the Company for such exchange; (4) the Exchange Debenture Indenture and the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (5) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (6) the Company shall have delivered to the Trustee a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (1), (2), (3), (4) and (5). In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (1) through (6) of the preceding sentence are not satisfied on the date of exchange, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

         The Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (v) that the Company is exercising its option to exchange the Senior Preferred Stock for Exchange Debentures pursuant to this Certificate of Designations; (w) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph); (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, the certificate or certificates representing the shares of Senior Preferred Stock to be exchanged; (y) that dividends on the shares of Senior Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (1) through (6) above are satisfied, the Company shall issue Exchange Debentures in exchange for the Senior Preferred Stock as provided in the next paragraph.

         (B) Upon any exchange pursuant to paragraph (g)(i)(A), Exchange Debentures shall be issued in exchange for Senior Preferred Stock, in registered form without coupons, in a principal amount equal to the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange
    Date). Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of Senior Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Senior Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000.

         (ii) Procedure for Exchange. (A) On or before the date fixed for exchange, each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Senior Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures.
    The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

         (B) If notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of Senior Preferred Stock and all of the rights of the Holders of shares of the Senior Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange.

         (h)  Change of Control.

          (i) Upon the occurrence of a Change of Control, each Holder of Senior Preferred Stock shall have the right to require the Company to purchase all or any part of such Holder's Senior Preferred Stock pursuant to an Offer at a purchase price in cash equal to 101% of the aggregate liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Purchase Date (as defined in paragraph (h)(ii)(B) hereof) to the Change of Control Purchase Date) (the "Change of Control Payment").

         (ii) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (A) that an offer ("Offer") is being made pursuant to this Certificate of Designations and that, to the extent lawful, all shares of Senior Preferred Stock validly tendered and not properly withdrawn shall be accepted for payment; (B) a description of the transaction or transactions that constitute the Change of Control; (C) the purchase price and the expiration date of the Offer, which shall be the date 20 Business Days following the commencement of the Offer; (D) that any shares of Senior Preferred Stock not validly tendered and any shares of Senior Preferred Stock properly withdrawn shall continue to accrue dividends in accordance with the terms of this Certificate of Designations;
    (E) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Senior Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue dividends after the date on which payment is made in respect of the shares purchased, which shall be not later than five Business Days after the termination of the Offer (the "Change of Control Purchase Date"); and (F) a description of the procedures to be followed by such Holder in order to have its shares of Senior Preferred Stock validly tendered and a description of the procedures to be followed by such Holder in order to withdraw tendered shares.

             (iii) On the Change of Control Purchase Date, (A) the Company shall, to the extent lawful, (1) accept for payment shares of Senior Preferred Stock tendered pursuant to the Offer, (2) deposit with the transfer agent an amount equal to the Change of Control Payment in respect of all shares of Senior Preferred Stock so tendered, (3) deliver or cause to be delivered to the transfer agent the Senior Preferred Stock so accepted together with an officers' certificate stating the total number of shares of Senior Preferred Stock being purchased by the Company, (4) promptly mail to each Holder of shares of Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such shares and (5) arrange to have promptly authenticated and mailed (or cause to be transferred by book entry) to each Holder a new share certificate representing any unpurchased shares of the Senior Preferred Stock represented by the certificate tendered pursuant to the Offer, if any, and (B) unless the Company defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Offer, dividends shall cease to accrue with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Purchase Date. The Company shall publicly announce the results of the Offer on the Change of Control Purchase Date.

         (iv) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Senior Preferred Stock in connection with a Change of Control.

         (i)  Conversion or Exchange.  The Holders of shares of Senior
Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

         (j) Preemptive Rights. No shares of Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         (k) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, provided that any issuance of such shares as Senior Preferred Stock must be in compliance with the terms hereof.

         (l) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (m)  Certain Additional Provisions.

          (i) Merger or Consolidation. Without the consent of Holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, the Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless (A) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (B) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition; (C) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (D) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (E) prior to the consummation of any such proposed transaction, the Company shall have delivered to the transfer agent an Officers' Certificate and an opinion of counsel to the effect that such transaction complies with the terms of the Certificate of Designations and that all conditions precedent to such transaction have been satisfied.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         (ii) Junior Payments.  The Company shall not, directly or indirectly,
    (A) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (B) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (C) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

         (x) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

         (y) all dividends on the Senior Preferred Stock payable on Dividend Payment Dates after March 15, 2002, have not been declared and paid in cash.

         Notwithstanding the foregoing, this Certificate of Designations shall not prohibit as Junior Payments:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all of the provisions hereof (including, but not limited to, this paragraph (m)(ii));

         (2) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of the Company (other than Disqualified Stock);

         (3) (X) the redemption, repurchase, retirement or other acquisition of any Parity Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, other Parity or Junior Securities of the Company (other than any Disqualified Stock) and (Y) the redemption, repurchase, retirement or other acquisition of any Junior Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, or from substantially concurrent additional capital contributions in respect of, other Junior Securities of the Company (other than any Disqualified Stock);

         (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management agreement, stock option agreement or plan or stockholders agreement; provided that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $2.0 million in any fiscal year (plus any amount available for such payments hereunder since the date of the Certificate of Designations which have not been used for such purpose) or (Y) $8.0 million in the aggregate (in each case, net of the cash proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management);

         (5) loans to members of management of the Company or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of the Company;

         (6) the payment of director's fees and reasonable expenses of its directors in an aggregate amount not to exceed $125,000 per year (including indemnification obligations and professional fees and expenses) and to pay salaries and other compensation of employees who perform services for both Anvil and the Company;

         (7) an amount not to exceed $200,000 in aggregate to enable the Company to make payments to holders of Capital Stock in lieu of issuing fractional shares thereof;

         (8) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof; and

         (9) payments made in connection with the application of the net proceeds of the Recapitalization as set forth under "Use of Proceeds" in the Offering Memorandum relating to the Units Offering.

         (iii)  Transactions with Affiliates.

         (A) Except as otherwise set forth in this paragraph (m)(iii), neither the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate
    (each of the foregoing, an "Affiliate Transaction"), unless (x) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (y) the Company delivers to the transfer agent (i) with respect to any Affiliate Transaction entered into after the date of the Certificate of Designations involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (x) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and
    (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

         (B) Notwithstanding the foregoing, the following transactions will not be deemed to be Affiliate Transactions: (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers and directors of the Company, Anvil or any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management;
    (2) the provision of administrative or management services by the Company or any of its officers to the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice, (3) transactions between the Company or one or more of its Restricted Subsidiaries and the relevant Securitization Entity effected as part of a Qualified Securitization Transaction, (4) any agreement as in effect as of the Senior Preferred Stock Issue Date (including, without limitation, the New Credit Agreement) or any amendment thereto or any transactions contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the Senior Preferred Stock or the Exchange Debentures in any material respect than the original agreement as in effect on the Senior Preferred Stock Issue Date,
    (5) payments or loans to employees or consultants which are approved by the Board of Directors of the Company in good faith, (6) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Senior Preferred Stock Issue Date and any similar agreement which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any similar agreement entered into after the Senior Preferred Stock Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such new agreement are not otherwise disadvantageous to the Holders of the Senior Preferred Stock or Exchange Debentures in any material respect, (7) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Exchange Debenture Indenture which are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (8) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary (including, without limitation, any such employment agreements existing prior to the Senior Preferred Issue Date), (9) the granting of stock options to employees and directors of the Company and its Restricted Subsidiaries in accordance with the New Stock Option Plan at exercise prices equal to the fair market value of the Common Stock and the issuance of Common Stock upon the exercise of such options, (10) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (11)(i) the payment of customary management, consulting and advisory fees and related expenses to BRS and 399 Venture and their Affiliates not to exceed $750,000 per year in aggregate and (ii) payments by Anvil or any of its Restricted Subsidiaries to BRS or 399 Venture and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Anvil, the Company or such Restricted Subsidiary in good faith not to exceed $750,000 per year in aggregate and (12) transactions permitted by the covenant described in paragraph (m)(ii).

          (iv) Reports. So long as any shares of Senior Preferred Stock are outstanding, the Company will furnish to the Holders of Senior Preferred Stock, within 15 days after it is or would have been required to file such with the Commission, (A) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (B) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any shares of Senior Preferred Stock remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         (n) Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, which correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Anvil" means Anvil Knitwear, Inc., a Delaware corporation.

    "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P.

    "Business Day" means any day other than a Legal Holiday.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities no more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (a), (b), (c) or (d) hereof.

    "Change of Control" means such time as (i) prior to the initial public offering by the Company or any direct or indirect parent of the Company of its common stock (other than a public offering pursuant to a registration statement on Form S-8), the Permitted Holders cease to have, directly or indirectly, in the aggregate at least 51% of the voting power of the voting stock of Anvil or the Company or any other direct or indirect parent or the Company ceases to own, directly or indirectly, 100% of the voting power of the voting stock of Anvil (other than by reason of a merger of the Company and Anvil) or (ii) after the initial public offering by the Company or any direct or indirect parent of Anvil of its common stock (other than a public offering pursuant to a registration statement on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by Anvil or the Company which indicates that, or Anvil or the Company otherwise becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)
(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 40% or more of the voting power of the voting stock of Anvil or the Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Anvil or the Company, as the case may be (whether or not such securities are then currently convertible or exercisable) and (B) such person or group has become, directly or indirectly, the beneficial owner of a greater percentage of the voting capital stock of Anvil, calculated on such fully-diluted basis, than beneficially owned by the Permitted Holders, or (iii) the sale, lease or transfer of all or substantially all of the assets of the Company to any person or group (other than the Permitted Holders), or (iv) during any period of two consecutive calendar years individuals who at the beginning of such period constituted the Board of Directors of Anvil or the Company (together with any new directors whose election by the Board of Directors of Anvil or the Company or whose nomination for election by the shareholders of Anvil or the Company, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or was approved by the Permitted Holders) cease for any reason to constitute a majority of the directors of Anvil or the Company, as the case may be, then in office.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated Net Worth" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the Exchange Debenture Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of (a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a wholly-owned Restricted Subsidiary of such Person, in each case determined in accordance with GAAP.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which is 91 days after the mandatory redemption date of the Senior Preferred Stock or the maturity date of the Exchange Debentures.

    "Dividend Payment Date" means March 15, June 15, September 15 and December 15 of each year.

    "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Exchange Debenture Indenture.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Holder" means a holder of shares of Senior Preferred Stock.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than the Company or a Wholly Owned Subsidiary of the Company, and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "Initial Dividend Period" means the dividend period commencing on the Senior Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the books of such Person) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company or of any direct or indirect parent of the Company shall not be deemed to be an Investment.

    "Legal Holiday" means a Saturday, a Sunday or a day on which federal offices or banking institutions in the City of New York, in the city of the Corporate Trust Office of the trustee under the Exchange Debenture Indenture, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "New Stock Option Plan" means Holdings' 1997 Stock Option Plan to be approved by the Board of Directors of Holdings providing for the issuance of options to purchase Common Stock to directors and employees of Holdings, Anvil or its Restricted Subsidiaries which may provide for the grant of options in respect of up to 5% of the fully diluted Common Stock of the Company at exercise prices equal to the fair market value thereof on the date of grant or any successor plan thereto.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Offerings" means the Units Offering and the Senior Note Offering.

    "Offering Memorandum" means the Offering Memorandum, dated March 11, 1997, relating to the offering and placement of the Units, consisting of $30,000,000 aggregate liquidation preference of the Senior Preferred Stock and 390,000 shares of Class B Common Stock, par value $0.01 per share, of the Company, to the public.

    "Permitted Holders" means, collectively, (i) BRS and its Affiliates, and their respective employees and directors, (ii) 399 Venture and its Affiliates, and their respective employees and directors, (iii) all full-time executive officers of the Company and its Subsidiaries who acquire Capital Stock of the Company and (iv) (A) any spouse, lineal descendant (including by adoption and stepchildren), or sibling of such natural persons and (B) any trust, corporation, limited liability company or partnership, the beneficiaries, members, stockholders or partners of which consist entirely of such natural persons or the individuals described in clause (A) above.

    "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Exchange Debenture Indenture and reasonable extensions or expansions thereof; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale (as defined in the Exchange Debenture Indenture) that was made pursuant to and in compliance with the covenant described under Section 4.8 of the Exchange Debenture Indenture;
(e) Investments by the Company or any Restricted Subsidiary in cash in an amount not to exceed $10.0 million in the aggregate at any one time; (f) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Anvil or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of Anvil's trade creditors or customers; (g) the contribution of shares of stock or other equity securities of an Unrestricted Subsidiary to another Subsidiary; (h) loans and advances to employees and officers of Anvil and its

Restricted Subsidiaries in the ordinary course of business not to exceed an aggregate of $750,000; (i) accounts receivable created or acquired in the ordinary course of business; (j) currency agreements and interest swap obligations entered into in the ordinary course of Anvil's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Exchange Debenture Indenture; and (k) any Investment by Anvil or a Wholly Owned Subsidiary of Anvil in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an Equity Interest.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of (i) Equity Interests other than Disqualified Stock of the Company or (ii) of Equity Interests other than Disqualified Stock of the Company's parent or indirect parent corporation to the extent that the cash proceeds therefrom are contributed to the equity capital of the Company or are used to purchase Equity Interests (other than Disqualified Stock) of the Company.

    "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment; provided that such transaction or transactions are otherwise permitted by the terms of the Exchange Debenture Indenture including the provisions of Section
4.8 of the Exchange Debenture Indenture.

    "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 15, June 15, September 15 and December 15 and ending on the day before the following Dividend Payment Date.

    "Redemption Date" with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Company.

    "Registration Default" shall have the meaning ascribed thereto in the Registration Rights Agreement by and between Holdings and Donaldson, Lufkin & Jenrette Securities Corporation dated March 14, 1997, as such agreement may be amended, modified or supplemented from time to time.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

    "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "Senior Preferred Stock Issue Date" means the date on which the Senior Preferred Stock is originally issued by the Company under this Certificate of Designations.

    "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Anvil or any Subsidiary of Anvil which are reasonably customary in an accounts receivable or equipment transaction.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "399 Venture" means 399 Venture Partners, Inc.

    "Trustee" means the party named as such in the Exchange Debenture Indenture until a successor replaces it in accordance with the applicable provisions of the Exchange Debenture Indenture and thereafter means the successor serving thereunder.

    "Units Offering" means the offer and sale of Units, consisting of $30,000,000 liquidation preference of the Senior Preferred Stock and 390,000 shares of Class B Common Stock, par value $0.01 per share, of the Company as contemplated by the Offering Memorandum.

    "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a duly adopted Board resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant set forth in Section 4.9 of the Exchange Debenture Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Exchange Debenture Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant set forth in Section 4.10 of the Exchange Debenture Indenture, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted
Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant set forth in Section 4.10 of the Exchange Debenture Indenture, and (ii) no Default or Event of Default (each as defined in the Exchange Debenture Indenture) under the Exchange Debenture Indenture would be in existence following such designation.

    "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Exchange Debenture Indenture.

         (o)  Registration Rights.

    Reference is made to the Registration Rights Agreement by and between Holdings and Donaldson, Lufkin & Jenrette Securities Corporation dated March 14, 1997, as such agreement may be amended, modified or supplemented from time to time. So long as any shares of Senior Preferred Stock constitute "Transfer Restricted Securities" as defined in the Registration Rights Agreement, each Holder shall be entitled to the rights granted by the Company thereunder and shall be bound by the restrictions therein.
         IN WITNESS WHEREOF, Anvil Holdings, Inc. has caused this Certificate of Designations to be signed by Bernard Geller, in his capacity as President and attested to by Jacob Hollander, in his capacity as Secretary, on the date and year first above written.

                                           ANVIL HOLDINGS, INC.


                                           By:____________________________
                                              Name:  Bernard Geller
                                              Title:  President
Attest:


By:____________________________
   Name:  Jacob Hollander
   Title:  Secretary


(corporate seal)